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                                                                     EXHIBIT 8.2


                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                              NEW YORK,  NY  10022



                                                                    June 9, 1998



Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri  64106


          Re:  Registration Statement
               on Form S-4
               ----------------------


Ladies and Gentlemen:

          We have acted as special counsel to Kansas City Power & Light Company, a Missouri corporation ("KCPL"), in connection with the Amended and Restated Agreement and Plan of Merger, dated as of March 18, 1998, by and among Western Resources, Inc., a Kansas corporation ("Western Resources"), Kansas Gas and Electric Company, a Kansas corporation and a wholly-owned subsidiary of Western Resources ("KGE"), NKC, Inc. (to be renamed Westar Energy, Inc.), a Kansas corporation and a wholly-owned subsidiary of Western Resources ("Westar Energy") and KCPL (the "Merger Agreement") and the transactions contemplated thereby providing, among other things, for the merger of KCPL with and into Westar Energy (the "KCPL Merger") and the merger of KGE with and into Westar Energy (the "KGE Merger" and together, the "Mergers"), in each case with Westar Energy as the surviving corporation. The delivery of an opinion in substantially the form hereof, is a condition to the consummation of the Mergers pursuant to the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Joint Proxy Statement/Prospectus of Western Resources and KCPL with respect to the Mergers (the "Joint Proxy Statement/Prospectus") filed as part the Registration Statement on Form S-4 by Western Resources and Westar Energy on June 9, 1998 (the "Registration Statement").
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          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement/Prospectus, certificates of officers of Western Resources and KCPL and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is expressly conditioned on the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants and representations up to and including the KCPL Effective Time and the KGE Effective Time.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Mergers or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement/Prospectus.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

          Based solely upon and subject to the foregoing, we are of the opinion that for United States federal income tax purposes:

               (i) the KCPL Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

               (ii) the KGE Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;
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               (iii)  no gain or loss will be recognized by holders of KCPL
     Common Stock who exchange their KCPL Common Stock for Westar Energy Common Stock and Western Resources Common Stock in connection with the KCPL Merger and the KGE Merger (except to the extent that cash is received in lieu of fractional shares of Western Resources Common Stock);

               (iv) assuming there are no Dissenting Shares, the aggregate tax basis of a holder's KCPL Common Stock will be apportioned approximately 19.9% to the Westar Energy Common Stock and approximately 80.1% to the Western Resources Common Stock (including fractional shares) received in connection with the KCPL Merger and the KGE Merger; and

               (v) a holder's holding period in KCPL Common Stock will carry over to the Westar Energy Common Stock and the Western Resources Common Stock (including fractional shares) received in connection with the KCPL Merger and the KGE Merger, provided such KCPL Common Stock was held as a capital asset at the KCPL Effective Time.

          The foregoing may not be applicable to particular categories of shareowners of KCPL or Western Resources, including: (i) shareowners who acquired shares of KCPL Common Stock pursuant to the exercise of employee stock options or otherwise as compensation; (ii) individuals who are not citizens or residents of the United States; (iii) foreign corporations; and (iv) entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, securities dealers, financial institutions, tax-exempt entities, regulated investment companies and persons that hold KCPL Common Stock as part of a "straddle," "hedging transaction" or "conversion transaction"). We express no opinion as to the effect of the KCPL Merger or the KGE Merger on any shareowner that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

          Except as set forth above, we express no opinion to any party as to the consequences of the Mergers or of any transactions related thereto. We are furnishing this opinion to you for your use and benefit in connection with the consummation of the Mergers pursuant to the Merger Agreement; this opinion may not to be used, circulated, quoted or otherwise referred to for any other purpose without the express consent of Skadden, Arps, Slate, Meagher
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& Flom LLP.

          We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to Skadden, Arps, Slate, Meagher & Flom LLP and to this opinion in the sections of the Registration Statement entitled "SUMMARY - Certain Federal Income Tax Consequences" and "THE TRANSACTIONS - Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit or imply that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,


                                        /s/ Skadden, Arps, Slate, Meagher & Flom